Exhibit 10.6 Agreement between Integrated Minerals Technology and Exponent, Inc.

                              CONSULTANT AGREEMENT
                                NO. 8602207.001
                                    EXPONENT

     Exponent Environmental Group, Inc., a corporation incorporated in the State of Washington (hereinafter "Exponent"), agrees to conduct for the undersigned,
Integrated Technologies Limited, (hereinafter "Client") a technical investigation in accordance with the Statement of Work incorporated herein and attached hereto as Attachment A (hereinafter "the Work").

     The Client's correct name and address are as follows:

        Name:      Integrated Mineral Technologies Limited
        Address:   2162 Secam Street
                   P.O. Box 2228
                   Mansfield 4122
                   QCD Australia

        Contact:   Colin Upcroft
        Pbone:     87-3349 2533

     In view of the nature of the Work, acceptance of this agreement does not preclude Exponent from undertaking work of this general nature for others.
Furthermore, Client agrees that it obtains no proprietary rights to any invention or discovery made or conceived under this agreement, except as specifically granted by Exponent.

ARTICLE 1.  PERIOD OF PERFORMANCE

     The date this Agreement terminates is December 30, 2002 unless extended in writing by mutual agreement of Exponent and Client.

ARTICLE 2.  PAYMENT

     Client will compensate Exponent at rates in ATTACHMENT B for work performed.

     Total compensation shall not exceed $52,429 for Tasks 1 & 2 without prior approval of Client. Client shall pay Exponent $35,000 (US) prior to the start of work, an additional $12,429 when Exponent has expended three quarters (3/4%) of the first payment, and the balance of $5,000 (US) due prior to submission to
EPA. Total Compensation for Task 3 shall not exceed $18,274 without the prior approval of Client. Client shall pay all of Task 3, $18,274 (US) prior to commencement of work. ALL FUNDS SHALL BE IN U.S. DOLLARS.

     Invoices will be submitted monthly by Exponent and wil1 be due and payable upon receipt. Payments 30 days or more past due will be assessed a 1.5 percent per month finance charge.

ARTICLE 3.  APPLICABLE LAW

     This agreement is governed by, and to be construed in accordance with, the laws of the State of Washington.

ARTICLE 4.  TERMINATION

     This agreement shall be subject to termination by either party at any time with ten (10) days notice. In the event of termination, Exponent shall stop work as quickly as possible and present to the Client a detailed accounting of costs to the date of termination, including reasonable and necessary expenses incurred in terminating the project in an appropriate manner. In the course of such termination, Exponent shall make every effort to submit to Client all data and information relevant to the work accumulated to the date of termination. In no event shall the costs of termination exceed the balance unpaid on the Agreement.

     Any pre-paid monies remaining unspent if/when contract is terminated shal1 be refunded to the Client within 30 days following termination date.

ARTICLE 5.  SAMPLES

     All samples taken during the Work will be the property of the Client.
Exponent maintains no responsibility or liability for disposal of samples.

ARTICLE 6. RESPONSIBILITY

     In view of the nature of the Work hereunder, Exponent's responsibility shall be limited to applying its best efforts to use the degree of care and skill ordinarily exercised under similar circumstances by reputable members of the same profession practicing in the same or similar locality. Exponent shall comply with all applicable federal, state and local laws, ordinances, codes and regulations in performing the Work. Accordingly. it is agreed that EXPONENT
PROVIDES NO OTHER WARRANTY OR GUARANTEE WHATSOEVER, including warranties of fitness for purpose or of merchantability for any item, result, or information which may be delivered under this agreement.

ARTICLE 7.  INDEMNIFICATION

     Exponent hereby agrees to indemnify Client against all costs and legal liabilities arising out of the performance of this Agreement that are the result of its negligence or recklessness, or the negligence of recklessness of its subcontractors. Nothing herein shall be construed as making Exponent liable for any claims or liabilities caused by the negligence of Client.

     It is understood that any utilization of information, including specifications or technical data, developed by Exponent under this Agreement will be the sole responsibility of the Client, and the Client will indemnify
Exponent and will assume any and all liability for any loss or claim of loss by
Client or third party arising out of or resulting from the use of such information.

ARTICLE 8.  INSURANCE

     Exponent maintains the following minimum insurance coverage:
            1) Workman's Compensation as required by law
            2) Comprehensive  General Liability - $1,000,000
            3) Automobile Liability - $1,000,000 CSL.

ARTICLE 9.  CONFLICT OF INTEREST

     Exponent agrees that staff members working directly under this Agreement will disclose promptly to Client any conflict of interest (business, financial, or other relationship) that might affect or appear to interfere with objective performance of the Work.

ARTICLE 10.  REPORTS

     All reports and data produced in the  performance  of the Work shall become the property of the Client for use as intended by this Agreement only and is not to be used for any other purpose without the prior written approval of Exponent.
Exponent may retain copies of reports and data but agrees, prior to release of results by Client, that Exponent will not publish or make known to others the results of the Work without the prior approval from Client, except as required by law.

ARTICLE 11.  MODIFICATION AND INTEGRATION

     No modification to this agreement shall be valid unless written and signed by an authorized representative of Exponent and Client. This agreement contains the entire understanding between the parties and there are no Understandings or representations not set forth or incorporated by reference herein.

     The parties hereby accept the terms and conditions above.

INTEGRATED MINERAL TECHNOLOGIES LIMITED       EXPONENT ENVIRONMENTAL GROUP, INC.

By /s/Colin Upcroft                           By /s/Walter J. Shields, Ph.D.
Typed Name Colin Upcroft                      Typed Name Walter J. Shields, Ph.D.

Title  Director & C.F.O.                      Title Principal

Date 26 June 2002                             Date 8 July 2002